                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

               COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          YEARS ENDED DECEMBER 31,
                                                   -------------------------------------
                                                    2007    2006    2005    2004    2003
                                                   -----   -----   -----   -----   -----
                                                           (DOLLARS IN MILLIONS)
Income (loss) before cumulative effect of change
  in accounting principle........................  $  (5)  $  49   $  56   $   9   $  25
Add:
  Interest expense...............................    164     136     133     178     146
  Portion of rentals representative of the
     interest factor.............................     12      12      12      11      11
  Income tax expense (benefit) and other taxes on
     income......................................     83       5      26     (21)     (6)
  Minority interest..............................     10       6       2       4       6
  Amortization of interest capitalized...........      3       3       2       1       1
  Undistributed (earnings) losses of affiliated
     companies in which less than a 50% voting
     interest is owned...........................     (1)     (3)     (1)     --       2
                                                   -----   -----   -----   -----   -----
     Earnings as defined.........................  $ 266   $ 208   $ 230   $ 182   $ 185
                                                   =====   =====   =====   =====   =====
Interest expense.................................  $ 164   $ 136   $ 133   $ 178   $ 146
Interest capitalized.............................      6       6       3       2       4
Portion of rentals representative of the interest
  factor.........................................     12      12      12      11      11
                                                   -----   -----   -----   -----   -----
     Fixed charges as defined....................  $ 182   $ 154   $ 148   $ 191   $ 161
                                                   =====   =====   =====   =====   =====
Ratio of earnings to fixed charges...............   1.46    1.35    1.55    0.95    1.15
                                                   =====   =====   =====   =====   =====



--------

NOTE: Earnings were inadequate to cover fixed charges by $9 million for the year ended December 31, 2004.


                                       142